Exhibit 99.1
P.F. CHANG’S CHINA BISTRO, INC.
P.F. CHANG’S ANNOUNCES SHARE REPURCHASE PROGRAM AND
CREDIT AGREEMENT AMENDMENT
SCOTTSDALE, ARIZONA, December 16, 2009 — P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) today announced that the Company’s Board of Directors has authorized a share repurchase program of up to $100.0 million of the Company’s outstanding shares of common stock. Repurchases may be made from time to time at prevailing market prices in the open market or in privately negotiated transactions during the two-year period ending December 15, 2011. The Company intends to use cash on hand to repurchase shares under the program.
To facilitate the share repurchase program, the Company initiated an amendment of its credit agreement which, prior to the amendment, contained restrictive language which prohibited future share repurchases. The Company plans to file this credit agreement amendment as an exhibit to a Form 8-K filing with the SEC.
P.F. Chang’s China Bistro Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared pan-Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility.
Contact
Allison Schulder
(480) 888-3000
allison.schulder@pfcb.com